                                                                EXHIBIT (g)(1)

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
Envirotest Systems Corp. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Envirotest Systems Corp. and its Subsidiaries as of September 30, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Envirotest Systems Corp. and its Subsidiaries as of September 30, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 30, 1996, in conformity with generally accepted accounting principles.



/s/ Coopers & Lybrand L.L.P.
----------------------------
San Jose, California
December 13, 1996

ENVIROTEST SYSTEMS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
September 30, 1996 and 1995
(AMOUNTS  IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)

ASSETS                                                       1996       1995
- ------------------------------------------------------------------------------
Current assets:
  Cash and cash equivalents                                $ 53,104   $ 17,079
  Short-term investments                                      7,991      1,347
  Settlement due from Commonwealth of
    Pennsylvania                                             80,000         --

Contract receivables, net of allowance for doubtful accounts
    of $449 and $375, respectively                           10,969      8,208
  Prepaid expenses                                            2,131      1,967
  Deferred income taxes                                          --      1,376
  Other                                                       4,301      1,613
                                                           --------   --------
      Total current assets                                  158,496     31,590
Restricted cash                                              21,108     31,497
Property, plant and equipment, net                          192,400    173,507
Assets held under capital leases, net                        46,108     27,138
Assets held for sale, net                                    32,246      5,209
Assets subject to settlement                                     --    149,629
Intangible assets, net                                       14,927     17,752
Deferred debt acquisition costs, net of accumulated
  amortization of $5,720 and $3,378, respectively            13,159     13,412
Deferred charges, net of accumulated amortization of $7,407
  and $3,217, respectively                                    1,189      3,178
Deferred income taxes                                            --      4,100
Other                                                         1,151        261
                                                           --------   --------
      Total assets                                         $480,784   $457,273

                THE ACCOMPANYING NOTES ARE AN INTEGRAL PART
                 OF THE CONSOLIDATED FINANCIAL STATEMENTS.

ENVIROTEST SYSTEMS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
September 30, 1996 and 1995
(AMOUNTS IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)

LIABILITIES AND STOCKHOLDERS' EQUITY                         1996       1995
- ------------------------------------------------------------------------------
Current liabilities:
  Accounts payable                                         $  3,825   $ 12,742
  Accrued interest                                            1,689      1,499
  Accrued expenses and other current liabilities             27,080     13,499
  Current portion of capital lease and long-term debt         4,740      1,485
  Current portion of other long-term debt                     3,880         --
  Income taxes payable                                          674        595
                                                           --------   --------
      Total current liabilities                              41,888     29,820
Senior subordinated debt                                    125,000    125,000
Senior long-term debt, net of discount of $808 and $989,
  respectively                                              199,192    199,011
Capital lease and long-term debt, net of current portion     58,155     62,895
Other long-term debt, net of current portion                 38,129         --
Other                                                         5,266      2,502
                                                           --------   --------
      Total liabilities                                     467,630    419,228
                                                           --------   --------
Commitments and contingencies (Note 19).

Stockholders' equity:
  Common stock, $0.01 per share par value; Class A Common
  stock, 40,000,000 shares authorized, 13,204,396 and
  12,883,571 shares issued and outstanding at September 30,
  1996 and 1995, respectively; Class B Common stock,
  5,000,000 shares authorized, 1,389,749 and 1,248,249 shares issued and outstanding at September 30, 1996 and 1995,
  respectively; Class C Common stock, 5,000,000 shares
  authorized, 2,026,111 shares issued and outstanding           166        162
Additional paid-in capital                                   60,172     60,028
Cumulative currency adjustment                                  (96)      (121)
Accumulated deficit                                         (41,510)   (16,446)
                                                           --------   --------
                                                             18,732     43,623
Less predecessor carry-over basis                            (5,578)    (5,578)
                                                           --------   --------
      Total stockholders' equity                             13,154     38,045
                                                           --------   --------
      Total liabilities and stockholders' equity           $480,784   $457,273
                                                           --------   --------

                THE ACCOMPANYING NOTES ARE AN INTEGRAL PART
                 OF THE CONSOLIDATED FINANCIAL STATEMENTS.

ENVIROTEST SYSTEMS CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended September 30, 1996, 1995 and 1994
(AMOUNTS IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)

                                             1996         1995         1994
- ------------------------------------------------------------------------------
Contract revenues                        $   124,472  $   104,757  $    96,395
Costs of services                            102,149       73,097       52,052
                                         -----------  -----------  -----------
  Gross profit                                22,323       31,660       44,343
Operating costs and expenses:
  General and administrative                  18,619       18,683       13,883
  Selling                                      3,163        6,228        5,221
  Consolidation expense                        1,850
  Amortization                                 3,427        4,017        4,390
  Reserve for surplus properties                  --          892           --
  Gain on Pennsylvania settlement            (15,307)          --           --
                                         -----------  -----------  -----------
    Income from operations                    10,571        1,840       20,849

Other expense (income):
  Interest expense                            38,940       21,315       23,567
  Interest income                             (3,259)      (4,255)      (6,697)
  Interest income from Pennsylvania
    settlement                                (5,684)          --           --
  Minority interest                               --          284          393
                                         -----------  -----------  -----------
  Income (loss) before income taxes          (19,426)     (15,504)       3,586
Income tax expense (benefit)                   5,638         (643)       1,412
                                         -----------  -----------  -----------
Net income (loss)                        $   (25,064) $   (14,861) $     2,174
                                         -----------  -----------  -----------
Earnings (loss) per common and common
  equivalent share                       $     (1.51) $     (0.93) $      0.12
Weighted average common and common
  equivalent shares                       16,552,497   16,059,165   17,546,495
                                         -----------  -----------  -----------
Earnings (loss) per common share -
  assuming full dilution                 $     (1.51) $     (0.93) $      0.12
Weighted average common and common
  equivalent shares                       16,552,497   16,059,165   17,546,495
                                         -----------  -----------  -----------

                  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART
                   OF THE CONSOLIDATED FINANCIAL STATEMENTS.

ENVIROTEST SYSTEMS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
For the Years Ended September 30, 1996, 1995 and 1994
(AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)



                                                           Additional      Cumulative                       Predecessor
                                   Common      Stock        Paid-In        Currency        Accumulated      Carry-over
                                   Shares      Amount       Capital        Adjustment        Deficit         Basis        Total
                                   ------      ------      ----------      ----------      ------------     -----------  --------

Balances, October 1, 1993        15,891,178     $159        $58,852          $(204)          $(3,759)        $(5,578)    $49,470
Appreciation in warrant value                                  (564)                                                        (564)
Exercise of warrants                 80,598        1          1,692                                                        1,693
Foreign currency translation
adjustment                                                                     137                                           137
Net income                                                                                     2,174                       2,174
                                 ----------     ----        --------         -----           -------         -------     -------
Balances, September 30, 1994     15,971,776      160         59,980            (67)           (1,585)         (5,578)     52,910
Issuance of common stock
upon exercise of stock
options                             186,155        2             48                                                           50
Foreign currency translation
adjustment                                                                     (54)                                          (54)
Net loss                                                                                     (14,861)                    (14,861)
                                 ----------     ----        -------          -----          --------        --------     -------
Balances, September 30, 1995     16,157,931      162         60,028           (121)          (16,446)         (5,578)     38,045
Issuance of common stock
upon exercise of stock
options                             462,325        4            144                                                          148
Foreign currency translation
adjustment                                                                      25                                            25
Net loss                                                                                     (25,064)                    (25,064)
                                 ----------     ----        -------          -----          --------        --------     -------
Balances, September 30, 1996     16,620,256     $166        $60,172           $(96)         $(41,510)        $(5,578)    $13,154
                                 ----------     ----        -------          -----          --------        --------     -------
                                 ----------     ----        -------          -----          --------        --------     -------



THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL STATEMENTS.

ENVIROTEST SYSTEMS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended September 30, 1996, 1995 and 1994
(AMOUNTS IN THOUSANDS)


                                               1996         1995          1994
- -------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income (loss)                         $(25,064)     $(14,861)     $2,174
  Adjustments to reconcile net income
(loss) to net cash provided by
(used in) operating activities:
      Depreciation and amortization           24,538        16,800      10,612
      Amortization of loan discount and
      deferred debt acquisition costs          2,516         3,384       1,578
      Reserve for surplus properties              --           892          --
      Minority interest in net income
      of consolidated subsidiary                  --           284         393
      Gain on sale of property, plant
      and equipment and assets held for
      sale                                      (114)           --          --
      Gain on Pennsylvania settlement        (15,307)           --          --
      Deferred taxes                           5,476          (863)        681
      Other                                       18           584          --
  Changes in assets and liabilities:
      Contract receivables                    (2,511)          (11)       (686)
      Prepaid and other current assets        (1,793)         (493)     (1,507)
      Deferred charges                        (2,200)       (5,034)     (2,099)
      Other long-term assets                    (813)          514         727
      Accounts payable                           470        (4,212)      6,492
      Accrued interest                           190        (5,536)      1,120
      Accrued expenses and other
      current liabilities                      1,358         2,222       1,239
      Advances from customers                     --            --        (712)
      Income taxes payable                        79          (369)        446
      Other long-term liabilities                731         1,178        (159)
                                            --------       -------     -------
Net cash provided by (used in)
operating activities                        $(12,426)      $(5,521)    $20,299
                                            --------       -------     -------
                                            --------       -------     -------



THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL STATEMENTS.

ENVIROTEST SYSTEMS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
For the Years Ended September 30, 1996, 1995 and 1994
(AMOUNTS IN THOUSANDS)


                                               1996         1995        1994
- -------------------------------------------------------------------------------
Cash flows from investing activities:
  (Purchase) maturity of short-term
    investments                             $(6,644)      $23,199     $(24,546)
  Purchases of property, plant and
    equipment                               (49,724)     (118,895)     (69,350)
  Proceeds from sale of property,
    plant and equipment                       3,835         2,656           --
  Proceeds from Pennsylvania settlement      65,000            --           --
  Proceeds from sale of Pennsylvania
    assets                                    2,362            --           --
  Pennsylvania assets subject to
    settlement                                   --         (88,963)        --
  Payment for purchase of Systems
    Control, Inc., net of cash acquired      (2,560)           --           --
  Purchase of minority interest in
    consolidated subsidiary                      --        (1,247)          --
  Purchase of intangible assets                  --            --       (6,068)
  Other                                          --             6           (5)
                                            -------      --------     --------
Net cash provided by (used in)
  investing activities                       12,269      (183,244)     (99,969)
                                            -------      --------     --------

Cash flows from financing activities:
  Repayment of senior long-term debt         (2,457)           --           --
  Repayment of capital lease obligations     (1,485)       (4,751)        (469)
  Capitalization of loan fees                (1,765)       (2,749)      (9,609)
  Proceeds from debt offering                31,345            --           --
  Proceeds from issuance of common stock        148            50           --
  Proceeds from borrowings of senior
    long-term debt                               --            --      198,732
  Proceeds from capital lease and
    long-term debt                               --        64,380           --
  Decrease (increase) in restricted cash     10,389       (31,497)          --
                                            -------      --------     --------
Net cash provided by financing activities    36,175        25,433      188,654
                                            -------      --------     --------

Effect of exchange rate on cash and
  cash equivalents                                7           196          137
                                            -------      --------     --------
Net increase (decrease) in cash and
  cash equivalents                           36,025      (163,136)     109,121
Cash and cash equivalents, beginning
  of year                                    17,079       180,215       71,094
                                            -------      --------     --------
Cash and cash equivalents, end of year      $53,104        17,079      180,215
                                            -------      --------     --------



Supplemental cash flow information:

Cash paid for interest and income taxes for the years ended September 30,

1996, 1995 and 1994 was as follows:



Interest net of capitalized interest        $38,751       $26,851     $21,184
Income taxes                                    245           332         299


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL STATEMENTS.

ENVIROTEST SYSTEMS CORP. AND SUBSIDIARIES
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLAR AMOUNTS IN THOUSANDS)

ENVIROTEST SYSTEMS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION:

Envirotest Systems Corp. ("Envirotest" or the "Company") markets, installs and operates centralized vehicle emissions testing programs under contracts entered into with state and municipal governments within the United States and a program in British Columbia, Canada. The Company also offers states and municipalities services in a variety of sophisticated data management and vehicle identification capabilities.

The Company's services include: designing a network that provides convenience to motorists, identifying and procuring adequate inspection systems; constructing emission facilities with multiple test lanes; designing and installing a vehicle emissions inspection sites and computer network to collect and process emissions testing data; and managing and operating the inspection program using computer software and equipment developed by the Company.

2.  SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION
The consolidated financial statements include the accounts of Envirotest Systems Corp. and all of its domestic and foreign subsidiary companies. All material intercompany balances and transactions have been eliminated.

Minority interest in equity of subsidiary represents the minority partner's proportionate share of the equity of Ebco-Hamilton Partners ("EHP"). At September 30, 1994, the Company owned 50.0000006% of EHP. On July 24, 1995, the Company, through its wholly owned subsidiary, Envirotest Holdings Inc., purchased the third party interest in Ebco-Hamilton Partners ("EHP"), the partnership which operates the Company's British Columbia, Canada centralized vehicle emissions testing program. The purchase price of $1,200 was paid in cash. The acquisition was accounted for as a purchase. The results of the acquired interest in EHP have been combined with the results of the Company since the date of acquisition.

ENVIROTEST SYSTEMS CORP. AND SUBSIDIARIES
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLAR AMOUNTS IN THOUSANDS)


In January 1996, the Company purchased from Systems Control, Inc. ("SC") Systems Control, Inc., a State of Washington corporation, and operator of the State of Washington centralized emissions testing program, intellectual property of SC and an option to purchase the stock or assets of SC's Indiana subsidiary. The option was exercised in June 1996 and the Company acquired the contract with the State of Indiana to operate its centralized emissions testing contract and the related assets. The total purchase price was $4,700. If the acquisitions had occurred on October 1, 1995, the Company's results of operations for the year ended September 30, 1996 would not have been materially different.

USE OF ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS
For purposes of the Statement of Cash Flows, the Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents are stated at cost which approximates market value. Included in the Company's cash and cash equivalents are approximately $52,500 and $16,500 primarily in commercial paper invested through registered broker/dealers at September 30, 1996 and 1995, respectively. The Company intends to hold these investments until maturity.

ENVIROTEST SYSTEMS CORP. AND SUBSIDIARIES
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLAR AMOUNTS IN THOUSANDS)


SHORT-TERM INVESTMENTS Short-term investments have an initial maturity of greater than three months and are carried at cost which approximates market value. Short term investments of $7,991 as of September 30, 1996, consisted of commercial papers having the highest rating obtainable from either Moody's Investor Service, Inc. or Standard & Poor's Corporation Inc. with maturity dates ranging from December 1996 through February 1997. Short term investments of $1,347 as of September 30, 1995 consisted of certificates of deposit with a financial institution, which collateralize letters of credit.

CONTRACT RECEIVABLES
The Company's contract revenues and receivables consist of uncollateralized amounts due from state, municipal and foreign governments.

RESEARCH AND DEVELOPMENT
Research and development costs are charged to expense as incurred. Research and development expense for the periods ended September 30, 1996, 1995, and 1994 were approximately $44, $33 and $245 respectively, and are included in general and administrative expenses.

RESTRICTED CASH Restricted cash of $21,108 at September 30, 1996 primarily consisted of cash collaterals provided to banks for the Company's financing and performance bonds related to the emissions testing contracts with state governments. Included in this amount is $6,438, $2,137, $1,700, and $600 cash collaterals required under credit agreements for the financing of Ohio, Indiana, Wisconsin, and Washington programs, respectively. Also, $8,651 in proceeds from bonds issued by the Indiana Development Finance Authority for the Indiana program which is under construction are being held in trust pending use of the fund.

PROPERTY, PLANT, EQUIPMENT AND CAPITAL LEASE
Property, plant and equipment are recorded at cost. The capital lease is recorded at the present value of the future lease principal payments. Depreciation and amortization are provided on the straight-line method over the estimated useful lives of the assets as follows:

ENVIROTEST SYSTEMS CORP. AND SUBSIDIARIES
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLAR AMOUNTS IN THOUSANDS)


      Buildings and site improvements      30 years
      Machinery and equipment            2-10 years
      Leasehold improvements             Lease term

Buildings and site improvements are depreciated on a straight line basis over the estimated useful life, generally 30 years. Quarterly, the Company prepares an analysis to compare the estimated book value of the buildings, site improvements and land at the estimated completion date of individual contracts (assuming certain renewals, if any) to the estimated residual value. Adjustments to depreciable lives are made accordingly.

It is possible, given the political, legislative and competitive environment in which the Company operates, that the estimates discussed above could change and may result in accelerated depreciation charges. Also, the actual values realized on disposal could differ from the amounts used in estimating the residual values of these properties.

Interest costs relating to the acquisition and construction of major projects are capitalized and depreciated over the estimated useful lives of the related assets. Interest expense capitalized for the years ended September 30, 1996, 1995 and 1994 was $981, $14,027 and $1,533, respectively.

The cost of maintenance and repairs is charged to expense in the year incurred. Expenditures which increase the useful lives of property and equipment are capitalized.

When items are retired or disposed of, the cost and accumulated depreciation are removed from the accounts and any gain or loss is included in income.

INTANGIBLE ASSETS
Intangible assets are amortized on a straight-line basis over their estimated useful lives as follows:

      Goodwill                             12 years
      Government contracts                 12 years
      Computer software                     5 years
      License agreement                 10-17 years
      Covenants not-to-compete              5 years

ENVIROTEST SYSTEMS CORP. AND SUBSIDIARIES
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLAR AMOUNTS IN THOUSANDS)

      Beneficial ground lease              12 years
      Copyrights                           12 years

It is the Company's policy to re-evaluate the estimated useful life of each of its intangible assets on a quarterly basis and may adjust the estimated useful life accordingly. It is possible, given the political, legislative and competitive environment in which the Company operates, that the estimates discussed above could change and may result in accelerated amortization charges.

DEFERRED DEBT ACQUISITION COSTS
Costs associated with obtaining long-term debt financing have been capitalized and are amortized over the repayment term of the related debt.

DEFERRED CHARGES
Significant expenses incurred in bringing new emissions testing programs into operation including, staff recruitment, staff training, public information and similar pre-operating costs are deferred and amortized over a twelve-month period commencing with the start of the program operations.

CONTRACT REVENUES
For vehicle emissions inspection contracts, revenue is based upon the fees that are collectible for the tests that have been performed.

The Company's contract revenues from five major customers, which individually account for in excess of 10% of the Company's total contract revenue, were $20,300, $18,700, $17,000, $16,500 and $12,000 for the year ended September
30, 1996; $16,500, $15,300, $14,500, $13,300 and $12,300 for the year ended
September 30, 1995, and $16,100, $13,600, $13,500, $13,400, and $10,300 for
the year ended September 30, 1994.

INCOME TAXES
Deferred tax liabilities and assets are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are

ENVIROTEST SYSTEMS CORP. AND SUBSIDIARIES
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLAR AMOUNTS IN THOUSANDS)


expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

FOREIGN CURRENCY TRANSLATION
The Company has determined that the local currency of its international subsidiary is the functional currency. In accordance with Statement of Financial Accounting Standard No. 52, "Foreign Currency Translation", the assets and liabilities denominated in foreign currency are translated into U.S. dollars at the current rate of exchange existing at period-end and revenues and expenses are translated at average monthly exchange rates. Related translation adjustments are reported as a separate component of stockholders' equity, whereas, gains or losses resulting from foreign currency transactions are included in results of operations.

NET INCOME (LOSS) PER COMMON SHARE
Income (loss) per share is based upon the weighted average number of shares of common stock and common stock equivalents outstanding during the period. Common stock equivalents are included in the per share calculation where the effect of their inclusion would be dilutive. The treasury method is used in computing incremental common stock equivalents which would result from exercise of outstanding dilutive stock options and warrants.

FAIR VALUE OF FINANCIAL INSTRUMENTS
The carrying amounts of cash and cash equivalents, other receivables and accrued liabilities are a reasonable estimate of their fair value due to their short term nature. The estimated values of the Company's long term debt and are based on interest rates at September 30, for issues with similar remaining maturities.

The estimated fair value amounts of the Company's financial instruments have been determined by the Company, using appropriate market information and valuation methodologies. Considerable judgment is required to develop the estimates of fair value, thus, the estimates provided herein are not necessarily indicative of the amounts that could be realized in a current market exchange.

The Company calculates the fair value of financial instruments and includes this additional information in the notes to financial statements when the fair value is different than the book

ENVIROTEST SYSTEMS CORP. AND SUBSIDIARIES
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLAR AMOUNTS IN THOUSANDS)


value of those financial instruments. When the fair value is equal to the book value no additional disclosure is made. The Company uses quoted market prices whenever available to calculate these fair values. When quoted market prices are not available, the Company uses standard pricing models for various types of financial instruments which take into account the present value of estimated future cash flows. The effect of using different market assumptions and/or estimation methodologies may be material to the estimated fair value amounts.

RECENT PRONOUNCEMENTS
During October 1995, the Financial Accounting Standards Board issued Statement No. 123, "Accounting for Stock-Based Compensation (SFAS No. 123)," which establishes a fair value based method of accounting for stock-based compensation plans and requires additional disclosures for those companies who elect not to adopt the new method of accounting. While the Company studies the impact of the pronouncement, it continues to account for employees' stock options under Accounting Principles Board(APB) Opinion No. 25, "Accounting for Stock Issued to Employees." SFAS No. 123 will be effective for the Company's 1997 fiscal year.

CONCENTRATIONS OF CREDIT RISK As of September 30, 1996, the Company's cash and cash equivalents and short-term investments, which consist principally of demand deposits and commercial paper, were on deposit with a number of commercial banks and an investment house. In addition, receivables include $80,000 due from the Commonwealth of Pennsylvania. (See Note 6.) The Company maintains allowances for potential credit losses and such losses have been within management's expectations. Financial instruments that potentially subject the Company to concentrations of credit risk principally comprise, cash and cash equivalents, short-term investments, accounts receivable (including amounts due from governments due on settlement of contract issues) and long-term debt.

3.  PROPERTY, PLANT AND EQUIPMENT:

Property, plant and equipment consisted of the following at September 30, 1996 and 1995:

                                           1996              1995
                                        --------           -------
Property, plant and equipment:
         Land                            $30,805           $24,828

ENVIROTEST SYSTEMS CORP. AND SUBSIDIARIES
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLAR AMOUNTS IN THOUSANDS)


    Buildings and site improvements       96,945            82,334
    Machinery and equipment               90,300            53,539
    Leasehold improvements                 3,792             4,147
                                        --------          --------
                                         221,842           164,848
Construction in progress                  10,787            33,398
                                        --------          --------
                                         232,629           198,246
Less accumulated depreciation            (40,229)          (24,739)
                                        --------          --------
                                        $192,400          $173,507
                                        --------          --------

4.  ASSETS HELD UNDER CAPITAL LEASES:

Assets held under capital leases consisted of the following at September 30, 1996 and 1995:

                                           1996              1995
                                         -------           -------
Land                                     $ 5,667           $ 3,185
Buildings and site improvements           41,545             6,503
                                         -------           -------
                                          47,212             9,688
Construction in progress                       -            17,504
                                         -------           -------
                                          47,212            27,192
Less accumulated amortization             (1,104)              (54)
                                         -------           -------
                                         $46,108           $27,138
                                         -------           -------

At September 30, 1995, construction in progress includes $2,467 for land and $15,037 for buildings and site improvements which are leased assets under construction, respectively.

5.  ASSETS HELD FOR SALE:

Assets held for sale represent property, plant and equipment at testing sites formerly operated under the Maryland program which terminated December 31, 1994, and 74 sites in Pennsylvania. These properties are currently being marketed for sale.

At September 30, 1996 and 1995, an estimated loss on sale of properties of $109,495 and $892 has been recognized. The estimated loss is based on management's estimates of the amounts

ENVIROTEST SYSTEMS CORP. AND SUBSIDIARIES
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLAR AMOUNTS IN THOUSANDS)


expected to be realized on the sale of these assets, net of disposal costs. The amounts the Company will ultimately realize may differ materially from the amounts assumed in arriving at the estimated loss. $109,402 of the loss relates to the write down of the Pennsylvania assets. This amount has been included in the calculation of the Gain on Pennsylvania Settlement (see Note
6).

ENVIROTEST SYSTEMS CORP. AND SUBSIDIARIES
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLAR AMOUNTS IN THOUSANDS)


Assets held for sale consisted of the following at September 30, 1996 and 1995:

                                                 1996            1995
                                               -------          ------
Land, buildings and site improvements          $30,773          $5,440
Machinery and equipment                          2,074             593
                                               -------          ------
                                                32,847           6,033
Less accumulated depreciation                     (601)           (824)
                                               -------          ------
                                               $32,246          $5,209
                                               -------          ------

6.  GAIN ON PENNSYLVANIA SETTLEMENT:

Legislation adopted by the Commonwealth of Pennsylvania General Assembly directed the Pennsylvania Department of Transportation ("PennDOT") to delay implementation of the Pennsylvania emissions testing program until March 31, 1995, and to design and submit to the federal Environmental Protection Agency by March 1, 1995, an alternative emissions testing program that consisted of decentralized test-and-repair facilities or a hybrid of decentralized test-and-repair and centralized test-only components and that complied with federal law. On February 28, 1995, the Governor announced an indefinite suspension of the implementation of any program until the Commonwealth receives clarification regarding the elements of a testing program that the federal EPA would find acceptable.

On December 15, 1995, the Company entered into a General Release and Settlement Agreement ("Agreement") with The Commonwealth of Pennsylvania which resolves the issues related to the Company's contract with PennDOT. Under the terms of the Agreement, the Company was paid $25,000 on December 29, 1995 and $40,000 on July 31, 1996 and will be paid $40,000 on each of July 1997, and 1998 plus interest at 6% from December 15, 1995. In addition, the Company will sell the assets and retain the proceeds and the Commonwealth will pay the Company (in July

ENVIROTEST SYSTEMS CORP. AND SUBSIDIARIES
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLAR AMOUNTS IN THOUSANDS)



1998) 50% of the amount by which the net proceeds from the sale of the assets (as defined by the Agreement, as amended December 1996) are less than $55,000 up to a maximum of $11,000 plus interest at 6% from December 15, 1995. Should the net proceeds from the sale of the assets exceed $55,000, the Company will pay the Commonwealth 75% of the amount by which the net proceeds exceed $55,000. The Company is of the opinion that sufficient reserves have been recognized and that upon final disposition of properties no additional loss will be recognized.

The gain on the Pennsylvania Settlement has been calculated as follows:

    Proceeds (excluding contingent payment)         $145,000
    Property, plant and equipment write down        (109,402)
    Other assets write down                           (7,732)
    Additional reserves                              (12,559)
                                                     --------
                                                     $15,307

On December 11, 1996, the Company sold its right to receive the two remaining installment payments totaling $80,000 in principal amount under the Agreement for approximately $79,405. The Company retained the right to receive accrued interest of approximately $1,749 payable on July 31, 1997.

The transaction was effected through a sale of the Receivables Assets from Envirotest Partners, a Pennsylvania general partnership owned by Envirotest and ETI, to a newly formed wholly owned subsidiary of the Company, ES Funding Corp. ("Funding"). Funding, in turn, transferred the Receivables Assets to an affiliate of a Pennsylvania bank. Funding and Envirotest Partners provided certain representations in connection with the transaction, including representations as to enforceability of the Agreement against the Commonwealth, and agreed to repurchase the Receivables Assets if Envirotest Partners fails to comply with its obligations under the Agreement.

ENVIROTEST SYSTEMS CORP. AND SUBSIDIARIES
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLAR AMOUNTS IN THOUSANDS)


7.  INTANGIBLE ASSETS:

Intangible assets consisted of the following at September 30, 1996 and 1995:

                                             1996            1995
                                           -------          -------
Government contracts                       $21,921          $21,294
Covenants not-to-compete                     3,988            3,988
Computer software                            2,521            2,521
Goodwill                                     2,415            2,415
License agreement                            1,903            1,903
Copyrights                                   1,000            1,000
Beneficial ground lease                          -              153
                                           -------          -------
                                            33,748           33,274
Less accumulated amortization              (18,821)         (15,522)
                                           -------          -------
                                           $14,927          $17,752
                                           -------          -------

8.  ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES:

Accrued expenses and other current liabilities consisted of the following at September 30, 1996 and 1995:

                                                     1996         1995
                                                   -------      -------
Accrued employee-related expenses                  $ 5,693      $ 5,134
Accrued real and personal property taxes             2,238        2,077
Pennsylvania settlement and reserves                10,123            -
Accrued interest                                     1,689        1,499
Corporation relocation reserve                       1,500            -
Deferred revenue of Washington program               1,499            -
Other                                                4,338        4,789
                                                   -------      -------
                                                   $27,080      $13,499
                                                   -------      -------

Pennsylvania settlement reserves represents reserves for claims related to construction contract and closing costs of the program.

ENVIROTEST SYSTEMS CORP. AND SUBSIDIARIES
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLAR AMOUNTS IN THOUSANDS)


9.  SENIOR SUBORDINATED DEBT:

Senior subordinated debt consisted of the following at September 30, 1996 and 1995:

                                                      1996          1995
                                                    --------      --------
Senior Subordinated Notes, due April 1, 2003;
interest at 9 5/8%, payable semi-annually           $125,000      $125,000
                                                    --------      --------

The Senior Subordinated Notes ("Notes") are not redeemable by the Company prior to April 1998. Thereafter, the Notes will be redeemable at any time at the option of the Company, in whole or in part, at the redemption prices beginning at 103.609% of the principal amount for the period beginning April 1, 1998 and declining ratably to 100% of the principal amount on or after April 1, 2001 plus accrued or unpaid interest to the date of redemption.

The Notes are unsecured obligations of the Company, subordinated in right of payment to all Senior Debt (as defined). The Notes carry various covenants, including a limitation on payment of dividends, incurrence of additional indebtedness and issuance of disqualified stock (as defined).

As of September 30, 1996 and 1995, the fair value of the Notes, which is determined based on quoted market price, was $101,875 and $62,500, respectively.

10. SENIOR LONG-TERM DEBT:

Senior long-term debt consisted of the following at September 30, 1996 and 1995:

                                                          1996         1995
                                                        --------     --------
Senior Long-Term Notes, due March 15, 2001;
interest at 9 1/8 % (net of discount of $808 and
$989, respectively)                                     $199,192     $199,011
                                                        --------     --------

The Senior Notes are not redeemable by the Company prior to March 15, 1998. Thereafter, the Senior Notes will be redeemable at any time at the option of the Company, in whole or in part, at

ENVIROTEST SYSTEMS CORP. AND SUBSIDIARIES
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLAR AMOUNTS IN THOUSANDS)


redemption prices beginning at 103.083% of the principal amount for the period beginning March 15, 1998 and declining ratably to 100% of the principal amount on or after March 15, 2000 plus accrued or unpaid interest to the date of redemption.

The Senior Notes are senior unsecured obligations of the Company, senior in right of payment to the 9 5/8% Senior Subordinated Notes of the Company. The Senior Notes carry various covenants, including a limitation on payment of dividends, incurrence of additional indebtedness and issuance of disqualified stock (as defined).

As of September 30, 1996 and 1995, the fair value of the Senior Notes, which is determined based on quoted market price, was $184,000 and $140,000, respectively.

11.  OTHER LONG TERM DEBT

On December 29, 1995, the Company's wholly owned subsidiary, Envirotest Wisconsin, Inc., issued $17,000 principal amount of notes (the "Notes").
The Notes bear interest at the rate of 7.53% per annum with monthly payments, including interest, beginning at approximately $230 and increasing to approximately $340 with maturity on November 30, 2002. The Notes are collateralized by all assets utilized in the Wisconsin program. At September 30, 1996, the unpaid principal balance is $16,010.

In January 1996, the Company acquired Systems Control, Inc., a Washington corporation (SC-WA), the operator of the centralized emissions testing program in the State of Washington. At the time of the acquisition, SC-WA had debt outstanding under a credit agreement. As of September 30, 1996, the outstanding balance is $11,654 and bears interest at various rates with an effective rate of 8.64% at September 30, 1996 and is collateralized by all real property of the vehicle emissions program in the State of Washington. This agreement requires monthly payments of approximately $240 with a balloon payment at maturity on December 31, 1999 of $4,500. This credit agreement requires a cash collateral amount of $600 as of September 30, 1996 and through maturity and requires certain covenants related to tangible net worth, capital ratio, cash flow ratio and distributions of SC-WA be maintained.

In June 1996, the Company issued $14,345 principal amount of notes for the Indiana program. The notes bear interest at the rate of 7.82% per annum with quarterly payments, including

ENVIROTEST SYSTEMS CORP. AND SUBSIDIARIES
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLAR AMOUNTS IN THOUSANDS)


interest of approximately $540 and mature in 2006. Principal payments begin June 1997. The notes are collateralized by all assets utilized in the Indiana program.

The other long-term debt matures as follows:

    1997                                   $3,880
    1998                                    5,289
    1999                                    5,779
    2000                                    9,441
    2001                                    4,510
    Thereafter                             13,110
                                          -------
    Total principal payments               42,009
    Less current portion                   (3,880)
                                          -------
                                          $38,129
                                          -------
                                          -------

12. STOCK OPTIONS:

The Company has adopted a Stock Option Plan (the "Plan") providing for the grant of options to purchase shares of Class A Common Stock to certain employees of the Company and its subsidiaries and to Outside Directors (as defined) on an annual, nondiscretionary basis. The Plan provides for the grant of options intended to qualify as Incentive Stock Options ("ISOs") as defined by Section 422 of the Internal Revenue Code and options that do not qualify as ISOs ("NQSOs"). The exercise price per share for all ISOs generally may not be less than 100% of the fair market value on the date of grant. The exercise price per share for NQSOs may be less than, equal to or greater than the fair market value on the date of grant, but not less than par value, except that the exercise price for NQSOs granted to Outside Directors shall be the fair market value on the date of grant. Under the Plan, such options are exercisable according to a vesting schedule pursuant to the terms of each Option Agreement. Unless earlier terminated by the Board of Directors, the Plan will terminate in January 2003, 10 years after its effective date.

In 1993, pursuant to an agreement for consulting services, a director and principal stockholder of the Company was granted options to purchase 50,000 shares of Class A Common Stock at an exercise price of $9.75 per share and 50,000 shares at an exercise price of $14.00 per share. Options to purchase 25,000 shares of each of the foregoing options (an aggregate of 50,000)

ENVIROTEST SYSTEMS CORP. AND SUBSIDIARIES
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLAR AMOUNTS IN THOUSANDS)


vested upon grant, with the remaining options vesting in September 1994. The unexercised options expire August 31, 1998.

The following table summarizes the status of, and changes in, options granted during the years ended September 30, 1996, 1995 and 1994:

                                    Shares Under           Option Price Per
                                        Option                   Share
                                    ------------           ----------------
Outstanding at October 1, 1993        2,451,305              $0.27 - $16.00
Granted                                 396,000             $16.00 - $22.00
Exercised                                     -                    -
Canceled                               (125,000)                $16.00
                                      ---------             ---------------
Outstanding at September 30, 1994     2,722,305              $0.27 - $22.00
Granted                                 457,500                  $6.13
Exercised                              (186,155)                 $0.27
Canceled and expired                   (787,000)            $15.88 - $22.00
Reissued                                454,000                 $6.13
                                      ---------             ---------------
Outstanding at September 30, 1995     2,660,650              $0.27 - $20.00
Granted                                 400,000              $2.75 - $2.80
Exercised                              (462,325)             $0.27 - $0.48
Canceled                               (185,000)             $0.27 - $16.00
                                      ---------             ---------------
Outstanding at September 30, 1996     2,413,325              $0.27 - $20.00
                                      ---------             ---------------
Options exercisable at:
September 30, 1994                    1,939,305
September 30, 1995                    1,664,150
September 30, 1996                    1,505,950

13. STOCKHOLDERS' EQUITY:

Envirotest Systems Corp. was incorporated on August 20, 1990 for the purpose of purchasing Hamilton Test Systems, Inc. ("HTS"), a wholly owned subsidiary of United Technologies Corporation (the "Prior Parent"). At the time of the HTS acquisition, a subsidiary of the Prior Parent had an equity interest in Envirotest of approximately 23.6% of the outstanding stock.

ENVIROTEST SYSTEMS CORP. AND SUBSIDIARIES
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLAR AMOUNTS IN THOUSANDS)


Generally Accepted Accounting Principles require that a portion of the equity participation in Envirotest by the Prior Parent be valued using the carry-over basis of its equity interest in HTS prior to the acquisition. Accordingly, a portion of HTS' assets were recorded at the book value of the Prior Parent. The effect of the predecessor carry-over basis ($5,578) is reflected as a component of stockholders' equity.

Payment of cash dividends is restricted by the terms of the Indenture covering the Senior Subordinated Notes (under a formula based upon the consolidated net income of the Company plus proceeds of equity offerings, and subject to the maintenance of a certain consolidated fixed charge coverage ratio).

14. INCOME TAXES:

Income (loss) before income taxes and income tax expense (benefit) for the years ended September 30, 1996, 1995 and 1994 are shown below:

                                            1996          1995          1994
                                          --------      --------       ------
Income (loss) before income taxes:
Domestic operations                       $(18,938)     $(16,105)      $3,165
Foreign operations                            (488)          601          421
                                          --------      --------       ------
    Total                                  (19,426)      (15,504)       3,586
                                          --------      --------       ------

Income tax:
Domestic operations:
    Current                                    162           350          592
    Deferred                                 5,161        (1,159)         515
                                          --------      --------       ------
    Total domestic                           5,323          (809)       1,107
                                          --------      --------       ------

Foreign operations:
    Current                                                               152
    Deferred                                   315           166          153
                                          --------      --------       ------
    Total foreign                              315           166          305
                                          --------      --------       ------

    Total                                   $5,638         $(643)      $1,412
                                          --------      --------       ------
                                          --------      --------       ------

ENVIROTEST SYSTEMS CORP. AND SUBSIDIARIES
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLAR AMOUNTS IN THOUSANDS)

The Company's tax expense (benefit) differs from the expense (benefit) calculated using the statutory federal income tax rate for the following reasons:

                                                1996         1995        1994
                                              -------      -------      ------
Tax expense (benefit) at statutory
  federal income tax rate                     $(6,605)     $(5,271)     $1,219

Increase (decrease) resulting from:
    Goodwill amortization                          66           66          66
Nondeductible expenses                            179          172          70
    Adjustments of the valuation allowance     13,044        5,400         895
    State income taxes, net of federal
       tax benefit                               (837)      (1,162)     (1,021)
    Foreign taxes, net of federal
       tax benefit                                (52)         152         138
    Other                                        (157)           -          45
                                               ------       ------      ------
Total income tax expense (benefit)             $5,638       $ (643)     $1,412
                                               ------       ------      ------

The components of deferred tax balances as of September 30, 1996 and 1995 are as follows:

                                                   1996           1995
                                                  ------         ------
Deferred taxes:
 Accrued vacation pay                               $551           $607
 Charitable contributions                            372            351
 Other liabilities                                 3,007          1,659
  Pennsylvania settlement reserves                 2,972            ---
  Net operating loss carryforwards                20,268          15,840
  Difference between financial reporting
       and tax bases of fixed
       and intangible assets                      (7,718)         (6,369)
  Valuation allowance                            (19,452)         (6,612)
                                                 -------          ------
Net deferred taxes                                    $0          $5,476
                                                 -------          ------

ENVIROTEST SYSTEMS CORP. AND SUBSIDIARIES
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLAR AMOUNTS IN THOUSANDS)


The net change in the valuation allowance for the deferred tax assets of the Company is as follows:


                                                    1996         1995
                                                   ------       ------
Beginning balance                                  $6,612       $1,212
Adjustment of valuation allowance
    due to a reassessment of the
    realizability of deferred tax assets           12,840        5,400
                                                  -------       ------
Ending balance                                    $19,452       $6,612
                                                  -------       ------
                                                  -------       ------

At September 30, 1996 the Company had federal net operating loss carryforwards for federal tax purposes of approximately $46,418. The amounts expire between 2006 and 2011. The state loss carryforwards vary in amount and expiration date depending upon the jurisdiction.

15. DEFINED CONTRIBUTION PLAN AND SUPPLEMENTAL RETIREMENT PLAN:

The Company has adopted a defined contribution 401(k) plan (the "Plan") covering substantially all of its employees. Eligible employees may contribute up to 16% of base compensation to the Plan. The Company has an optional matching program where the Company can match 50% of the employee's first 6% of contribution. Company-matched contributions vest in full after three years of an employee's credited service to the Company. The Company also has an option to make additional profit-sharing contributions equal to 2% of the base salary of each Plan participant. Defined contribution expense for the Company was approximately $696, $586 and $578, for the years ended September 30, 1996, 1995 and 1994, respectively.

The Company has supplemental employee retirement plans covering six of its key employees or former employees. The plan benefits for each employee range from $13 to $100 per year commencing at age 65 for a period of ten years payable in equal monthly installments. The plans also provide death and disability benefits in the event of the death or total disability of an employee while employed by the Company. The Company's policy is to fund the plan through certain life insurance policies or through the general unrestricted assets of the Company. Supplemental retirement expense for the Company was approximately $119, $511 and $118, for the years ended September 30, 1996, 1995 and 1994, respectively.

ENVIROTEST SYSTEMS CORP. AND SUBSIDIARIES
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLAR AMOUNTS IN THOUSANDS)


16. RELATED PARTY TRANSACTIONS:

In 1993, the Company entered into a three-year agreement for consulting services with a director and principal stockholder of the Company. The agreement provides for a base consulting fee of $240 plus expenses annually for the first year and $120 annually thereafter, as well as the grant of options. For the years ended September 30, 1996, 1995 and 1994, the Company expensed $120, $122 and $247, respectively, under this agreement.

As the Company has previously disclosed in its periodic reports filed with the Securities and Exchange Commission under the Securities and Exchange Act of 1934, the facilities and assets utilized by the Company in the Cuyahoga County, Ohio I/M testing program (the "Ohio Assets") and the Tennessee I/M testing program (the "Tennessee Assets") were leased to the Company pursuant to separate Sale and leaseback Agreements with Kane Partners, L.P. ("Kane Partners"). Richard Gelfond, a director of the Company, is Vice President of the General Partner of Kane Partners and holds a 25% limited partnership interest in Kane Partners. Chester C. Davenport, Chairman of the Company, holds a 25% limited partnership interest in Kane Partners. In November 1992, Kane Partners acquired the underlying leasehold property and the related rights and obligations from the original lessors of the Ohio and Tennessee Assets.

The statute and regulations governing Ohio's new I/M 240 test program require that the land and buildings be owned by a third party having no affiliation with the operator of the program. The Ohio program is divided into four separate zones, three of which were subject to competitive bid and, when awarded, complied with this requirement. The fourth zone, Cuyahoga County, was subject to an existing contract held by Envirotest at the time contracts for the other zones were awarded by the State (two of which were awarded to the Company). As a condition to entering into a new 10 year contract with Envirotest to conduct I/M 240 vehicle inspections in Cuyahoga County, Ohio (and not submitting this zone to a competitive bid), the State of Ohio required Envirotest to comply with its new I/M legislation and caused Kane Partners to divest its ownership interest in the Ohio Assets. Accordingly, the third party developer utilized approximately $10,000 of the net proceeds of the Authority offering described in Note 17 to acquire ownership of the Ohio Assets that will be utilized in the new Cuyahoga County, Ohio program to be operated by the Company. As a result, the land and buildings utilized by the Company under its three Ohio I/M 240 program contracts will be owned by the developer and leased to the Company.

ENVIROTEST SYSTEMS CORP. AND SUBSIDIARIES
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLAR AMOUNTS IN THOUSANDS)


In connection with the negotiations related to the Ohio Assets, the Company agreed to purchase from Kane Partners the Tennessee Assets for $1,800 and one Ohio test site that will not be utilized in the new test program for $300, for an aggregate purchase price of $2,100. Although Tennessee Assets and Ohio Assets have been subject to separate sale and leaseback agreements, the assets have served as functional security for a financing provided to the Company in 1990 and were held by Kane Partners since 1992 for the same purpose. Kane Partners utilized a portion of the aggregate proceeds received by it from the sale of the Ohio Assets and Tennessee Assets to retire certain debt obligations held by Chemical Venture Partners and Apollo Advisors, L.P., affiliates of which are directors of the Company and beneficially own approximately 14% and 17%, respectively, of the Company's outstanding Class A Common Stock. These debt obligations were incurred by Kane Partners in connection with its initial acquisition of the Ohio Assets and Tennessee Assets.

In connection with the evaluation and approval of the acquisition of the Ohio Assets and the Tennessee Assets, and as required by the Senior Notes debt covenants, a committee of disinterested directors of the Company retained an independent financial advisor which rendered an opinion stating that (i) the purchase price paid for the Ohio Assets and Tennessee Assets (collectively, the "Purchase Price") was fair to the public shareholders of the Company from a financial point of view, and (ii) the Purchase Price was fair and reasonable to the Company from a financial point of view and was on financial terms which are at least as favorable as financial terms which could be obtained by the Company in a comparable transaction made on an arm's length basis with persons who are not related persons.

As discussed in Note 17, the Company leased land and facilities in Ohio and Nashville, Tennessee from Kane Partners during 1994 and 1995. Total lease expenses under these leases were approximately $1,567 and $2,084 for the years ended September 30, 1995 and 1994, respectively.

17. CAPITAL LEASE AND LONG-TERM DEBT OBLIGATION:

On June 30, 1995, the Ohio Air Quality Development Authority (Authority) issued $64,380 of bonds with a 8.1% interest rate to finance the costs of the acquisition, construction, renovation and equipping of the Company's emissions testing network in Ohio. The bonds are subject to mandatory sinking fund redemption and are due December 31, 2005. The land and buildings are

ENVIROTEST SYSTEMS CORP. AND SUBSIDIARIES
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLAR AMOUNTS IN THOUSANDS)


owned by a developer (the "Developer") and leased to the Company pursuant to a capital lease. The equipment is owned by the Company. The Developer and the Company separately have entered into loan agreements with the Authority under which the payments will provide for timely payment of principal and interest on the bonds. The Developer and the Company have entered into a master lease agreement pursuant to which the developer will lease the land and buildings to the Company. The proceeds are held in trust pending use of the funds and the unexpended proceeds are reflected on the Company's balance sheet as restricted cash.

Pursuant to the master lease and loan agreements, all revenues from the operation of the Ohio emissions testing network are paid into certain accounts held by the Trustee pursuant to a cash management services agreement. The excess of revenues from operations over the amount required to be paid monthly to the Authority under the loan agreements and to the Ohio Environmental Protection Agency per the contracts will be available to the Company. The bonds are collateralized by all Ohio program assets.

The future minimum annual payments under the master lease and Company loan agreement for fiscal years ending September 30, are as follows:

        1997                                      $10,430
        1998                                        9,623
        1999                                        9,617
        2000                                        9,638
        2001                                        9,636
        Thereafter                                 40,894
                                                  -------
        Total minimum payments                     89,838
        Amount representing interest              (26,943)
                                                  -------
        Present value of minimum payments          62,895
        Less current portion                       (4,740)
                                                  -------
                                                  $58,155
                                                  -------

ENVIROTEST SYSTEMS CORP. AND SUBSIDIARIES
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLAR AMOUNTS IN THOUSANDS)


18. OPERATING LEASES:

The Company is obligated under noncancelable operating leases for the building sites in Vancouver, British Columbia. The Vancouver lease runs for seven years ending August 31, 1999, with monthly payments averaging approximately $300. The Company has the option to renew this lease for an additional seven year period.

As of September 30, 1996, approximate future minimum lease commitments under noncancelable operating leases are as follows:

             1997             $5,225
             1998              5,068
             1999              4,643
             2000                922
             2001                711
             Thereafter          615
                             -------
                             $17,184
                             -------

Rental expense for the years ended September 30, 1996, 1995 and 1994 was approximately $4,112, $6,406 and $5,944, respectively, net of sublease income of approximately $289 and $40 for 1996 and 1995, respectively.

19. COMMITMENTS AND CONTINGENCIES:

The Company's principal commitments at September 30, 1996 consisted of construction contracts of approximately $4,900 of which $1,800 has already been incurred for the Indiana program.


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

ENVIROTEST SYSTEMS CORP. AND SUBSIDIARIES
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLAR AMOUNTS IN THOUSANDS)


The Company has several performance bonds on its long-term contracts. These bonds are required by the contracts and vendor agreements in the event the Company cannot perform and complete the contracts and agreements. In addition, a bank holds a letter of credit in the amount of $2,400 guaranteed by the Company in connection with its performance obligations in respect of the Washington State contract. In the opinion of management, the Company will be able to fulfill the requirements of the long-term contracts and leases.

The State of Connecticut has made certain claims stating that the Company owes the State $2,400 plus accruing amounts for certain cost savings in the start up of the enhanced testing program in Connecticut. The Company cannot predict the outcome of this complaint. However, the Company believes that it has sufficient defense against these claims.

In October 1996, a class action lawsuit was filed asserting the 10 year contract between Ohio Environmental Protection Agency (OEPA) and the Company is unconstitutional and, thus, void. The complaint does not request money damages, except for attorney fees and costs, but seeks to have the Ohio motor vehicle emission inspection program and the Company's contract enjoined and declared unconstitutional. Subsequently, the Company filed its motion to intervene as an additional party defendant in order to protect its interest in the contract challenged by the plaintiffs' action. The Company believes that it has valid defenses to the claims contained in the complaint and intends to defend the matter vigorously.

ENVIROTEST SYSTEMS CORP. AND SUBSIDIARIES
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLAR AMOUNTS IN THOUSANDS)


The Company is a party to various other legal proceedings and claims in the ordinary course of business. Although the claims cannot be estimated, in the opinion of management, the resolution of these matters will not have a material adverse effect on the Company's consolidated financial position and results of operations.

20. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED):

The following is a summary of the Company's quarterly results of operations for the years ended September 30, 1996 and 1995:

                                               1996 QUARTERS ENDED
                                     DEC. 31    MAR. 31    JUN. 30    SEP. 30
- -----------------------------------------------------------------------------
Total contract revenues              $28,184    $30,024    $32,556    $33,708
Gross profit                           6,292      1,812      7,416      6,803
Net income (loss)                      5,588    (16,415)    (6,337)    (7,900)
Earnings (loss) per common and
 common equivalent share               $0.32     $(0.99)    $(0.38)    $(0.46)
Earnings (loss) per common share -
 assuming full dilution                $0.32     $(0.99)    $(0.38)    $(0.46)


                                               1995 QUARTERS ENDED
                                     DEC. 31    MAR. 31    JUN. 30    SEP. 30
- -----------------------------------------------------------------------------
Total contract revenues              $22,745    $24,149    $29,066    $28,797
Gross profit                           9,929      6,849      8,133      6,749
Net loss                                (211)    (1,837)    (2,409)   (10,404)
Loss per common and common
 equivalent share                      $(0.01)   $(0.12)    $(0.15)    $(0.64)
Loss per common share -
 assuming full dilution                $(0.01)   $(0.12)    $(0.15)    $(0.64)

21. FOREIGN OPERATIONS:

The Company's contract revenues from its foreign subsidiary, which is located in Vancouver, British Columbia, Canada were approximately $10,147, $12,285 and $13,450 for the years ended

ENVIROTEST SYSTEMS CORP. AND SUBSIDIARIES
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLAR AMOUNTS IN THOUSANDS)


September 30, 1996, 1995 and 1994, respectively, and were earned from a single customer. Identifiable assets of the foreign subsidiary totaled approximately $6,913, $5,686 and $6,221 at September 30, 1996, 1995 and 1994,
respectively. The foreign subsidiary had a gross profit of approximately $572, $1,875 and $2,464 for the years ended September 30, 1996, 1995 and 1994, respectively.

22. SUMMARIZED SEPARATE FINANCIAL INFORMATION:

The Company's consolidated subsidiaries, Envirotest Technologies, Inc. ("ETI"), Remote Sensing Technology, Inc. and Envirotest Partners ("Partners") are guarantors of the Senior Notes and Notes. The total assets, net equity and net income of all the subsidiaries not guaranteeing the Senior Notes and Notes are less than ten percent of the respective amounts reported in the consolidated financial statements. As required by Rule 3-10(a) of Regulation S-X, this footnote sets forth the summarized financial information of the guarantor subsidiaries as of September 30, 1996 and 1995 and for the years ended September 30, 1996, 1995 and 1994.

In accordance with Staff Accounting Bulletin No. 73, the summarized financial information reflects the push down of the Company's debt, related interest expense and allocable debt issue costs associated with the Company's acquisition of ETI. In addition, as required by Staff Accounting Bulletin No. 55, the summarized financial information reflects all of the expenses that the Company incurred on the guarantors' behalf. Except for interest expense, certain general and administrative expenses and income taxes, expenses are separately identifiable and therefore, charged directly to the guarantors. Interest expense is allocated based on the amount of debt related to the acquisition of ETI; common general and administrative expenses are allocated based on management's assessment of the actual costs associated with the guarantors' operations; and income tax expense is provided in the guarantors' financial data on a separate return basis. Management believes that the methods used to allocate expenses to the guarantors are reasonable.

ENVIROTEST SYSTEMS CORP. AND SUBSIDIARIES
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLAR AMOUNTS IN THOUSANDS)


COMBINED SUMMARIZED BALANCE SHEET DATA
SEPTEMBER 30, 1996 AND 1995

                                                            1996     1995
- ---------------------------------------------------------------------------
ASSETS
Current assets                                           $  8,193  $  5,886
Non-current assets                                        129,046   250,961
                                                         --------  --------
   Total assets                                          $137,239  $256,847
                                                         --------  --------

LIABILITIES AND STOCKHOLDERS' EQUITY
Due to parent                                            $ 18,535  $144,596
Other current liabilities                                   8,191    10,242
                                                         --------  --------
   Total current liabilities                               26,726   154,838
Non-current liabilities                                    84,459    80,074
Stockholders' equity                                       26,054    21,935
                                                         --------  --------
   Total liabilities and stockholders' equity            $137,239  $256,847
                                                         --------  --------

COMBINED SUMMARIZED STATEMENTS OF OPERATIONS DATA
FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994

                                                     1996      1995      1994
- ------------------------------------------------------------------------------
Contract revenues                                  $30,743   $45,047   $52,317
Gross profit                                        20,530    24,379    30,216

Net income                                           4,114     4,948    10,726

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

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

          None.







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